Exhibit 99.5

Consent of Citigroup Global Markets Inc.

We hereby consent to (1) the inclusion of our opinion letter, dated April 18, 2021, to the Board of Directors of Sterling Bancorp (“Sterling”) as Annex E, (2) the description of such opinion letter and the references to our name under the captions entitled “Summary—Opinions of Sterling’s Financial Advisors to the Sterling Board of Directors—Opinion of Citi to the Sterling Board of Directors”, “The Merger—Background of the Merger”, “The Merger—Sterling’s Reasons for the Merger; Recommendation of the Sterling Board of Directors”, “The Merger—Opinions of Sterling’s Financial Advisors to the Sterling Board of Directors—Opinion of Citi to the Sterling Board of Directors”, “The Merger—Certain Unaudited Prospective Financial Information” and “Annex E:  Opinion of Citigroup Global Markets Inc.” in the joint proxy statement/prospectus relating to the proposed merger involving Sterling and Webster Financial Corporation (“Webster”), which joint proxy statement/prospectus forms a part of the registration statement of Webster on Form S-4 (the “Registration Statement”), and (3) the filing of this consent as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Citigroup Global Markets Inc.

New York
June 11, 2021